Exhibit 99.3

Consent of Stephens Inc.

We hereby consent to the inclusion of our opinion letter dated September 3, 2019 to the board of directors of Highlands Bankshares, Inc. (“Highlands”) as Appendix B to the Proxy Statement/Prospectus relating to the proposed merger of Highlands with First Community Bankshares, Inc. contained in the Registration Statement on Form S-4 of First Community Bankshares, Inc., and to the references to our firm and such opinion in such Proxy Statement/Prospectus and Registration Statement.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus and Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Stephens Inc.

October 15, 2019

Stephens Inc.	3344 Peachtree Road NE, Suite 1650	404-461-5100	www.stephens.com
	Atlanta, GA 30326	800-862-1690